Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-66049, 333-38887, and 333-109894 on Form S-8 of our reports dated June 12, 2009, relating to the consolidated financial statements of Riverview Bancorp, Inc. and Subsidiary, and the effectiveness of Riverview Bancorp, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Riverview Bancorp, Inc. and Subsidiary for the year ended March 31, 2009.

/s/Deloitte & Touche LLP
Portland, Oregon
June 12, 2009